Exhibit 1

P R E S S  R E L E A S E

Company Contacts		IR Agency Contact
Nachum Falek, VP Finance & CFO AudioCodes Tel: +972-3-976-4000 nachum@audiocodes.com	Shirley Nakar, Director, Investor Relations AudioCodes Tel: +972-3-976-4000 shirley@audiocodes.com	Erik Knettel, Grayling Global Tel: +1-646-284-9415 eknettel@hfgcg.com

AudioCodes Repurchases $50 Million Principal Amount of Its
Convertible Notes

Lod, Israel, October 22, 2008 – AudioCodes (NasdaqGS: AUDC) today announced that it has repurchased in a privately negotiated transaction $50 million aggregate principal amount of its 2.00% Senior Convertible Notes due 2024 for approximately $48.8 million in cash. This payment includes accrued but unpaid interest.  In November 2004, AudioCodes issued $125 million aggregate principal amount of the Convertible Notes.  As a result of this repurchase, approximately $75 million principal amount of the Convertible Notes remain outstanding.

About AudioCodes
AudioCodes Ltd. (NasdaqGS: AUDC) provides innovative, reliable and cost-effective Voice over IP (VoIP) technology, Voice Network Products, and Value Added Applications to Service Providers, Enterprises, OEMs, Network Equipment Providers and System Integrators worldwide. AudioCodes provides a diverse range of flexible, comprehensive media gateway, and media processing enabling technologies based on VoIPerfect™ -- AudioCodes' underlying, best-of-breed, core media architecture. The company is a market leader in VoIP equipment, focused on VoIP Media Gateway, Media Server, Session Border Controllers (SBC), Security Gateways and Value Added Application network products. AudioCodes has deployed tens of millions of media gateway and media server channels globally over the past ten years and is a key player in the emerging best-of-breed, IMS based, VoIP market. The Company is a VoIP technology leader focused on quality and interoperability, with a proven track record in product and network interoperability with industry leaders in the Service Provider and Enterprise space. AudioCodes Voice Network Products feature media gateway and media server platforms for packet-based applications in the converged, wireline, wireless, broadband access, cable, enhanced voice services, video, and Enterprise IP Telephony markets. AudioCodes' headquarters and R&D are located in Israel with an additional R&D facility in the U.S. Other AudioCodes' offices are located in Europe, India, the Far East, and Latin America. For more information on AudioCodes, visit http://www.audiocodes.com/

Statements concerning AudioCodes' business outlook or future economic performance; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements'' as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: the effect of global economic conditions in general and conditions in AudioCodes' industry and target markets in particular; shifts in supply and demand; market acceptance of new products and continuing products' demand; the impact of competitive products and pricing on AudioCodes' and its customers' products and markets; timely product and technology development/upgrades and the ability to manage changes in market conditions as needed; possible disruptions from acquisitions; the integration of acquired companies’ products and operations into AudioCodes’ business; and other factors detailed in AudioCodes' filings with the Securities and Exchange Commission. AudioCodes assumes no obligation to update the information in this release.

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AudioCodes, AC, Ardito, AudioCoded, NetCoder, TrunkPack, VoicePacketizer, MediaPack, Stretto, Mediant, VoIPerfect and IPmedia, OSN, Open Solutions Network, What's Inside Matters, Your Gateway To VoIP, 3GX and Nuera, Netrake, InTouch, CTI² and CTI Squared are trademarks or registered trademarks of AudioCodes Limited.  All other products or trademarks are property of their respective owners.

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